Exhibit 6.8

Property Management Agreement

for

One Chestnut

One Chestnut Street

Nashua, New Hampshire

PROPERTY MANAGEMENT AGREEMENT

This Property Management Agreement is made and entered into as of this 1st day of September, 2022, by and between One Chestnut Realty, LLC, a New Hampshire limited liability company (the “Owner”) and Manzo Freeman Development, LLC, a Massachusetts limited liability company (the “Manager”).

Background

A. Owner owns the Property (defined below).

B. Manager is skilled and experienced in the management, operation, leasing and supervision in properties similar to the Property in the geographic area where the Property is located.

C. Owner desires to engage Manager on the terms and conditions set forth below and Manager desires to accept such engagement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Owner and Manager agree as follows:

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Part 1

BASIC DATA

The following defined terms shall have the meaning set forth below:

“Commencement Date”	–	The 1st day of September, 2022

“Management Fee Percentage”	–	4.00%

“Manager’s Notice Address”	–	Manzo Freeman Development, LLC
43 Broad Street
Suite A101
Hudson, MA 01749
Attention: Michael K. Manzo
& Alexandra Freeman
E-mail: mikek@manzofreeman.com
& alex@manzofreeman.com

“Owner’s Notice Address”	–	One Chestnut Realty, LLC
43 Broad Street
Suite A101
Hudson, MA 01749
Attention: Michael K. Manzo
& Alexandra Freeman
E-mail: mikek@manzofreeman.com
& alex@manzofreeman.com

“Property”	–	That certain real property commonly known as One Chestnut and located at One Chestnut Street in Nashua, NH 03060 together with all personal property of Owner attached thereto, located thereon or used in connection therewith.

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Part 2

STANDARD TERMS

ARTICLE I
Retention of Manager; General Definitions

Section 1.01 Engagement of Manager. Owner hereby engages Manager to perform the services described below in accordance with the terms and conditions of this Agreement. Manager accepts such engagement and covenants to perform its services hereunder as described in this Agreement. Manager’s duties and responsibilities will commence on the Commencement Date and shall continue until the expiration or earlier termination of this Agreement in accordance with Article XII.

Section 1.02 General Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate of Manager” shall mean any person or entity which (i) is a director, officer, partner, member or trustee of Manager, or in which Manager or any Manager-Owner is a director, officer, partner, member or trustee, (ii) has any direct or indirect legal or beneficial interest in Manager, or in which Manager or any Manager-Owner has any direct or indirect legal or beneficial interest, or (iii) directly or indirectly controls, is controlled by or is under common control with Manager.

“Agreement” shall mean this Property Management Agreement, which consists of Part 1, Part 2 and Part 3 and such other Parts as may be attached hereto and executed by Owner and Manager, including all Schedules and Exhibits hereto, all as amended from time to time in accordance with the terms hereof.

“Annual Business Plan” shall mean the annual business plan to be prepared by Manager and approved by Owner in accordance with Section 2.08.

“Approved Annual Business Plan” shall mean, at any time, the Annual Business Plan as then approved by Owner in accordance with Section 2.08.

“Books and Records” shall have the meaning set forth in Section 4.08.

“Business Day” shall mean every day that is not a Saturday, Sunday or day on which banks in the state in which the Property is located are required by law or executive action to be closed for the transaction of normal banking business.

“Construction Supervision Fee” shall have the meaning set forth in Section 11.02.

“Damages” shall mean all claims, actions, suits, proceedings, judgments, damages, fines, penalties, losses and expenses, including reasonable attorneys’ fees, consultants’ and expert witness fees and court costs, including any such costs incurred in any bankruptcy or other legal or administrative proceeding.

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“Executive Personnel” shall have the meaning set forth in Section 2.03.

“GAAP” shall mean generally accepted accounting principles consistently applied.

“Insurance Requirements” shall mean all requirements of any insurance policy covering the Property or the use thereof, all requirements of the issuer of any such policy, and all requirements, orders, rules or regulations of the National Board of Fire Underwriters (or similar agencies) applicable to the Property.

“Leasing Fee” shall have the meaning set forth in Section 11.03.

“Legal Requirements” shall mean all federal, state and municipal laws, rules or regulations applicable to the Property or the use or operation thereof.

“Licenses” shall mean all permits, licenses, approvals, consents and other entitlements required for the operation, occupancy and leasing of the Property.

“Management Fee” shall mean the product of (x) the Management Fee Percentage times (y) all Rents calculated pursuant to Section 11.01 for each month during the term of this Agreement.

“Manager-Owner” shall mean any person or entity that owns, directly or indirectly, 25% or more of the legal or beneficial ownership interests in Manager.

“Monthly Statement” shall have the meaning set forth in Section 4.03.

“OpCo Asset Manager Fee” shall have the meaning ascribed to it in Section 11.04.

“Operating Account” shall have the meaning set forth in Section 6.01.

“Operating Agreement” shall mean the Amended and Restated Limited Liability Company Agreement, dated as of August 31, 2022, of One Chestnut Realty LLC.

“Operating Budget” shall have the meaning set forth in Section 2.08(b).

“Owner Related Entities” shall mean Owner, its direct and indirect legal and beneficial owners, and all officers, directors, trustees, employees, advisors and agents of Owner and all of Owner’s direct and indirect legal and beneficial owners.

“Rents” shall have the meaning set forth in Section 11.01.

“Reporting Package” shall mean the reports described in Exhibit A, as modified or supplemented from time to time in accordance with Section 4.02.

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ARTICLE II
Manager’s Responsibilities

Section 2.01 General Responsibilities. Subject to the provisions of this Agreement, Manager shall manage, operate and maintain the Property in a manner consistent with mixed use properties (containing office, industrial, manufacturing, light manufacturing, flex and/or storage uses) of similar size in the Nashua, New Hampshire area. Manager shall perform its duties hereunder: (a) in accordance with the terms of this Agreement; (b) in compliance with all applicable laws, rules and regulations, including the Legal Requirements; and (c) utilizing the degree of care and skill typically used by prudent and qualified property managers that manage properties similar to the Property on behalf of comparable other owners of such similar properties.

Section 2.02 Manager’s Personnel. Manager shall have in its employ at all times a sufficient number of employees to enable it to perform its obligations in accordance with the terms of this Agreement.

(a) All matters relating to the employment, supervision, compensation, promotion and discharge of such employees are the responsibility of Manager; Manager is in all respects the employer of such employees. Manager shall negotiate with any union lawfully entitled to represent such employees and may execute in its own name, and not as agent for Owner, collective bargaining agreements or labor contracts resulting therefrom.

(b) Manager shall use commercially reasonable efforts to comply with all applicable laws, rules, regulations and orders relating to worker’s compensation, social security, unemployment insurance, wages, hours, working conditions and other matters pertaining to Manager’s personnel.

(c) All employees and other personnel shall be those of Manager and not of Owner. Manager shall be solely responsible for its personnel in the event of the termination of this Agreement.

Section 2.03 Executive Personnel; Building Manager. Manager shall appoint, and as needed in the discretion of Manager replace, senior executive personnel of Manager to be responsible for the performance of Manager’s duties under this Agreement (the “Executive Personnel”).

Section 2.04 Employees. Each Approved Annual Business Plan shall include compensation information for the employees to be employed on-site in the direct management and operation of the Property or who are not located at the Property but whose salaries may be charged to the Property on a fair and equitable basis, based upon services actually rendered by such employees directly to the Property.

Section 2.05 Compliance with Laws, Licenses, Mortgages, Etc. Manager shall use commercially reasonable efforts (at Owner’s expense) to perform its services in compliance with the Legal Requirements and Insurance Requirements. Manager, with the prior approval of Owner (and at Owner’s expense), will use commercially reasonable efforts to promptly remedy any violation of any such requirements, provided that in the case of emergency, or imminent threat to the health, safety or welfare of tenants or any other person, or if so ordered by a governmental authority, Manager may, acting with or without the Owner’s consent, remedy such violation, provided sufficient funds are available, and notify Owner as soon as practical thereafter.

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(a) Manager shall, at Owner’s expense, use commercially reasonable efforts to obtain and maintain all Licenses. All Licenses shall be obtained in Owner’s name, unless the Owner directs the Manager otherwise.

(b) Except as otherwise specifically directed by Owner, Manager will be responsible (at Owner’s expense) for using commercially reasonable efforts to ensure compliance with all contracts and agreements relating to the Property, including any ground lease, space lease, covenant, condition and restriction, reciprocal easement agreement, and mortgage, deed of trust or other security instruments affecting the Property, provided that Manager has copies of such agreements.

Section 2.06 Security. Manager shall, at Owner’s expense, maintain or cause to be maintained a security program adequate for the needs of the Property. Manager shall promptly notify Owner of any incidents or conditions which reflect on or affect the adequacy of the security provisions for the Property, and shall make recommendations to Owner with respect to security matters.

Section 2.07 Reserved.

Section 2.08 Annual Business Plan.

(a) On or before December 1st of each year during the term of this Agreement, Manager shall prepare and submit to Owner for Owner’s approval an annual business and leasing plan (the “Annual Business Plan”). The Annual Business Plan shall be a comprehensive plan for the management, operation, leasing, repair, maintenance and promotion of the Property. Manager shall consult the Owner concerning the proposed Annual Business Plan and shall consider in good faith such changes as Owner may suggest. The Annual Business Plan approved by the Owner shall be the “Approved Annual Business Plan”.

(b) Manager shall at all times use commercially reasonable efforts to comply with the Approved Annual Business Plan (unless Owner directs otherwise), and to ensure that the actual costs of maintaining and operating the Property do not, in the aggregate, exceed the operating budget (the “Operating Budget”) which is a part of the Approved Annual Business Plan. However, Manager shall not need Owner’s prior approval for any expenditure that will result in a variance of 10%, in the aggregate, or to any line item, of the Operating Budget.

Section 2.09 Service Contracts. Manager (without the prior consent of Owner) shall negotiate and enter into bona fide contracts with parties that are not Affiliates of Manager for terms no longer than one (1) year for electricity, gas, fuel, water, telephone, window cleaning, ash or rubbish hauling, vermin extermination, janitorial services, landscape maintenance and such other maintenance services for the Property as Manager shall reasonably determine to be advisable (“Service Contracts”). All Service Contracts: (i) shall be in the name of Owner, (ii) shall be freely assignable by Owner and (iii) shall be terminable by Owner, at Owner’s election, upon no more than thirty (30) days’ notice without penalty or premium.

Section 2.10 Collection of Rents and Other Income. Manager will use commercially reasonable efforts to collect all rents and other charges which may become due at any time from any tenant or from others in connection with or for the use of the Property and will use diligent efforts to ensure tenants’ compliance with their respective leases. Manager will collect and identify any income from miscellaneous services provided to tenants or the public from parking income, furniture rental, cleaning services, tenant storage and coin-operated machines of all types. Subject to the terms of any outstanding loan documents, all rents and other monies collected will be deposited in the Operating Account.

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Section 2.11 Repairs. Manager shall, at Owner’s expense, make all ordinary and extraordinary repairs, decorations and alterations of the Property. Manager may not make expenditures for any repair which exceed $25,000 unless approved by Owner or specifically set forth in the Approved Annual Business Plan; provided, however, Manager may make expenditures for repairs without Owner’s prior approval if it is necessary to prevent imminent damage to the Property or the health or safety of any person on or about the Property or if Owner or Manager is threatened with immediate criminal or civil liability.

Section 2.12 Leases.

(a) Manager shall use all commercially reasonable efforts to cause the Property to be fully leased in accordance with the Approved Annual Business Plan and, in connection, therewith, shall:

(i) consult with Owner with respect to the rental rates and renewal rates of space at the Property in preparation of the Approved Annual Business Plan;

(ii) use all commercially reasonable efforts to obtain and maintain tenants for the Property in accordance with the Approved Annual Business Plan;

(iii) provide the full range of pro-active tenant services customarily provided to tenants of buildings comparable to the Property, including: (1) reasonably prompt responses to all tenant complaints, inquiries and requests; (2) periodic inspections of the Property; and (3) maintenance of a tenant log that sets forth tenant complaints and concerns and tracks the manner in which such complaints and concerns are resolved;

(iv) subject to Section 2.12(b) below, use all commercially reasonable efforts to duly and punctually observe and perform on Owner’s behalf and, subject to the Approved Annual Business Plan, at Owner’s expense, all of Owner’s obligations under all leases, and to preserve and keep unimpaired the rights of Owner and the obligations of tenants under such leases; and

(v) subject to Section 2.12(b) below, promptly enforce the obligations of tenants under leases and the obligations of contractors, suppliers and similar third parties providing services or goods to the Property.

(b) Without the consent of Owner, Manager: (i) shall not receive or collect any rents for more than one month in advance; (ii) shall not waive, excuse, condone, discount, set-off, compromise or in any manner release or discharge any tenant (or any guarantor under any guaranty of any lease) from its obligations under its lease (or such guaranty); (iii) shall not cancel, terminate or consent to the surrender of any lease except upon the natural expiration of the lease term; (iv) shall not enter into any lease or modify or amend the provisions of any lease; (v) shall not consent to any modification of the express purposes for which any tenant’s premises have been leased; (vi) shall not consent to any subletting of any part of the Property, to any assignment of any lease by any tenant thereunder, or to any assignment or further subletting of any sublease; (vii) shall not permit any person to occupy space at the Property without a lease entered into in accordance with the terms of this Agreement; and (viii) shall not retain any legal counsel or collection agency to act on behalf of Owner or Manager in connection with any lease of space at the Property except in connection with the enforcement of tenant collection matters.

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(c) Notwithstanding anything to the contrary contained in this Agreement, Manager shall not be entitled to any leasing commission, fee or other form of compensation, other than the Management Fee and Leasing Fee, by reason of the leasing services performed by Manager under this Agreement.

ARTICLE III
Insurance and Claims

Section 3.01 Owner’s Insurance and Rights. Owner, as an operating expense of the Property payable from the Operating Account, will obtain and keep in force adequate property and commercial liability insurance covering Owner as primary insured and, with respect to liability insurance, Manager as additional insured, and such insurance shall include business interruption insurance coverage in amounts sufficient to cover the cost of the Management Fee, the Construction Supervision Fee and the Leasing Fee; and the estimated amount of loss of revenues with respect to the operation of the Property in the event of a fire or other casualty for a minimum period of twelve (12) months. At Manager’s request, Owner shall provide Manager with copies of policies or certificates of insurance relating to the Property. Such insurance may be blanketed with other insurance carried by Owner or any affiliate of Owner, in which case a pro rata share of the premiums will be chargeable to the Property as an operating expense. Owner or Owner’s insurer will have the exclusive right (chargeable, at Owner’s option, as an operating expense of the Property) to conduct the defense of any claim, demand or suit arising out of the ownership, operation or management of the Property. Manager will furnish whatever information is reasonably requested by Owner for the purpose of placement of insurance coverages and will aid and cooperate in every reasonable way with respect to such insurance and any claim or loss thereunder. Manager will cooperate with Owner and Owner’s insurance carrier on loss control inspections, responding to recommendations and other safety issues.

Section 3.02 Manager’s Insurance. Manager will maintain (as an operating expense of the Property with respect to on-site employees only) Workers’ Compensation and similar insurance as required by law. Manager shall maintain, at Manager’s expense, Commercial General Liability Insurance. Manager will maintain the following insurance at its own expense (not chargeable to the Property):

(a) Employer’s Liability: $1,000,000 each accident; $1,000,000 disease - policy limit; $1,000,000 disease - each employee.

(b) Automobile Liability: As to any vehicle owned, non-owned or hired by Manager, $1,000,000 covering losses due to the insurer’s liability for bodily injury or property damage.

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(c) Medical Expenses: $5,000 per person per accident.

(d) Uninsured/Underinsured Motorists’ Coverage: For any owned car - $1,000,000.

(e) Comprehensive crime (including Employee Dishonesty) insurance with terms acceptable to Owner or a fidelity bond acceptable to Owner: $1,000,000 in the aggregate.

(f) Excess Liability Coverage: $5,000,000.

(g) Commercial General Liability: $1,000,000 per occurrence and $2,000,000 in the aggregate.

(h) Professional Liability: $2,000,000 per claim and in the aggregate.

The minimum A.M. Best’s rating of each insurer is A-VII. Manager will furnish Owner with certificates of insurance simultaneously with the execution of this Agreement and whenever coverage is renewed or replaced, evidencing the aforesaid coverages, which will include provisions to the effect that Owner will be given at least 30 days’ prior written notice of cancellation or non-renewal of or any material change in any of the aforesaid policies. Owner will be named as an additional insured with respect to all insurance policies required under (b) and (d) above and as loss payee as respects (c) above. All liability policies shall contain endorsements that (i) delete any employee exclusion on personal injury coverage, (ii) include employees as additional insureds and (iii) contain cross-liability, waiver of subrogation and such other provisions as Owner may reasonably require. Such insurance shall also include broad form contractual liability insurance insuring all of Manager’s indemnification obligations under this Agreement.

Section 3.03 Indemnification.

(a) Manager shall indemnify, hold harmless, protect and defend (with counsel approved by Owner) the Owner Related Entities from and against all Damages in any manner related to, arising out of or resulting from any gross negligence, willful misconduct or illegal acts or omissions of Manager or Manager’s agents, servants or employees.

(b) Notwithstanding any other provisions of this Agreement to the contrary, Manager’s obligations under this Section 3.03 shall survive the expiration, termination or cancellation of this Agreement.

(c) Subject to Section 14.18, Owner shall protect, defend, indemnify and hold harmless Manager from and against any and all Damages arising out of the performance by Manager of its obligations and duties hereunder in accordance with the terms hereof with respect to the Property; provided, however, that Owner does not hereby agree, and shall not be obligated, to so indemnify Manager from any Damages arising out of any act or omission of Manager or any of its agents, officers, employees or representatives, which act or omission constitutes gross negligence, willful misconduct. Provided however that the acts or omissions (including those which constitute gross negligence or willful misconduct) of employees who are not on Manager’s senior executive team, or who are non-salaried employees, shall not be imputed to Manager unless such acts or omissions resulted from the gross negligence or willful misconduct of Manager’s salaried staff in hiring, training or supervising such employee.

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Section 3.04 Contractors’ and Subcontractors’ Insurance. Unless Owner agrees otherwise, Manager will require that all parties performing work on or with respect to the Property, including, contractors, subcontractors and service vendors, maintain insurance coverage at such parties’ expense, in the following minimum amounts:

(a) Workers’ Compensation: Statutory amount.

(b) Employer’s Liability: $500,000 each accident; $500,000 disease-policy limit; $500,000 disease - each employee.

(c) Automobile Liability: $1,000,000 covering losses due to the insurer’s liability for bodily injury or property damage.

(d) Medical Expenses: $5,000 per person per accident.

(e) Uninsured/Underinsured Motorists’ Coverage: $1,000,000.

(f) Commercial General Liability: Bodily injury and property damage - $1,000,000 combined single limit with Contractual Liability coverage.

(g) Excess Liability Coverage: $2,000,000 or such greater amount as is needed for the specific job.

(h) Transit Coverage: As needed for the specific job.

The minimum A.M. Best’s rating of each insurer is A /VII. Owner will be named as an additional insured with respect to Contractors’ and Subcontractors’ Auto Liability, Commercial General Liability and Excess Liability policies. Manager must obtain indemnification and hold harmless provisions in favor of Owner and Manager. All coverages listed above shall apply on a primary and non-contributory basis.

Section 3.05 Waiver of Subrogation. Insofar as, and to the extent that, the following provision may be effective without invalidating or making it impossible to obtain insurance, Manager and Owner agree that with respect to any hazard, liability, casualty or other loss or claim which is covered by insurance then being carried by either Owner or Manager: (a) the party carrying such insurance and suffering such loss releases the other party of and from any and all claims with respect to such loss to the extent of the insurance proceeds paid with respect thereto and specifically excepting from such release any deductible required to be paid therewith; and (b) their respective insurance companies shall have no right of subrogation against the other or their respective agents, contractors, employees, licensees or invitees on account thereof.

Section 3.06 Claims. Manager shall promptly investigate and make a timely report to the applicable insurance carrier of any casualty, accident, injury or other similar matter affecting the Property in accordance with the terms and conditions of the relevant policies. Manager shall cooperate with and assist Owner and the applicable insurance carrier in connection with the investigation and processing of insurance claims affecting the Property.

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ARTICLE IV
Financial Reporting and Record Keeping

Section 4.01 Financial Controls. Manager will use commercially reasonable efforts to protect Owner’s assets from theft, gross negligence or fraudulent activity on the part of Manager.

Section 4.02 Financial Reports; General Requirements. All financial reports provided by Manager shall be subject to the following requirements:

(a) All such reports shall comply with the terms of this Agreement and shall be in such medium (e.g., computer disks or hard copy) as Owner may require;

(b) Manager will maintain current data on rent rolls and financial and operating information in order to enable Owner to maintain its financial systems and database;

Section 4.03 Monthly and Quarterly Statements. On or before the fifteenth (15th) day of January, April, July, October, Manager shall provide Owner with a quarterly statement setting forth the information required by Exhibit A (as well as any additional information that may be required by the Reporting Package or the Approved Annual Business Plan) (the “Quarterly Statement”). In addition, Manager shall provide monthly statements (each a “Monthly Statement”) containing the information described on Exhibit A and other information as reasonably requested by Owner.

Section 4.04 Supporting Documentation. As additional support to the Monthly Statements or Quarterly Statements, Manager will, at Owner’s reasonable request, provide supporting or “back up” documentation.

Section 4.05 Annual Financial Reports. Manager shall cooperate with Owner’s accountants in the preparation of financial statements and any related management letters or similar reporting or regulatory requirements applicable to Owner. Such financial statements and management letters are to be issued within thirty (30) days after the end of each calendar year or on such other schedule as Owner may reasonably require.

Section 4.06 Transfer of Funds. On or before the twentieth (20th) day of every month, Manager will remit to Owner all cash balances derived from the rents or otherwise arising from the ownership, use or operation of the Property or the provision of services at the Property, after deducting (a) an amount agreed to by Owner for the Property’s working capital, and (b) known expenditures that will be paid between that date and the fifteenth (15th) day of the same month, provided that the same are consistent with the approved Operating Budget. The amount so remitted will be delivered to Owner, independent of required financial reports, in the most expeditious manner possible as directed by Owner. The schedule for the transfer of funds and the balance permitted to remain in the Operating Account may be changed from time to time by written instructions from Owner. The final monthly remittance will be net of the Management Fee.

Section 4.07 Owner’s Property. All books, records, computer disks containing Property information, invoices and other documents received and/or maintained by Manager pursuant to this Agreement are and will remain the property of Owner, and shall be made available to Owner at any time with reasonable notice. Manager may retain a copy of such information but it shall be kept confidential.

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Section 4.08 Books and Records. Manager shall maintain separate and accurate books, records, files and accounts for the Property (collectively, the “Books and Records”) in a good and orderly fashion. The Books and Records shall be the exclusive property of Owner, shall be kept at the Property or at Manager’s Notice Address (or such other location as Owner may approve) and shall include the following:

(a) Tenant files, including executed leases, lease abstracts, lease amendments, original insurance certificates, correspondence, and current rent rolls, all of which may be maintained by Manager in electronic form;

(b) Maintenance and repair files;

(c) Accounting books and records and supporting documentation;

(d) Construction files, competitive bid records, including site plans, as built drawings, tenant space plans, construction specifications, and capital improvements schedules and information;

(e) Operation files, including HVAC maintenance schedules, warranties, and operation manuals;

(f) Service contracts, including cleaning, maintenance, landscaping, snow removal, trash removal, etc.;

(g) Permits and licenses (including certificates of occupancy for all tenant spaces);

(h) Copies of insurance policies or certificates; and

(i) Such other information relating to the Property as Owner requests from time to time.

ARTICLE V
Owner’s Right to Audit

Section 5.01 Right to Audit. Owner will at all times and reasonable advance notice have the right to conduct audits and examinations of, and to make copies of, the Books and Records, no matter where such Books and Records are located. Such right may be exercised through any agent or employee of Owner, or any certified public accountant designated by Owner. Owner will also have the right to perform any and all additional audit tests relating to Manager’s activities either at the Property or at any office of the Manager. Should Owner discover either weaknesses in internal control or errors in record keeping, Manager will correct such discrepancies promptly upon Owner’s request and will inform Owner, in writing, of the action taken to correct such audit discrepancies. All audits conducted by Owner will be at the sole expense of Owner.

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ARTICLE VI
Bank Accounts

Section 6.01 Operating Account. Manager will promptly deposit all rents and other funds collected from the operation of the Property in an interest-bearing account established for the Property (the “Operating Account”) in a financial institution approved by Owner. Such account shall be in the name of the Owner and shall have such withdrawal restrictions as Owner’s may require. Owner will be given written notice of the account number and location of the Operating Account. In accordance with Article VII, Manager will pay out of the Operating Account the operating expenses of the Property and any other payments relating to the Property required by the terms of this Agreement or set forth in the Approved Annual Business Plan. If more than one account is required to operate the Property, each account will have a distinct name.

Section 6.02 Security Deposit Account. If required by Owner or law, tenant security deposits will be deposited by Manager in a separate interest-bearing account established in the name of Owner and at a financial institution approved by Owner. Except to the extent prohibited by law or tenants’ leases, all interest earned on this account will be distributed to Owner as specified by Section 4.06. Manager agrees to handle all tenant security deposits in accordance with all applicable laws and regulations and in compliance with the leases of the Property.

Section 6.03 Change of Banks. Owner may direct Manager to change any depository bank or depository arrangement. Except with the prior written approval of Owner, Manager shall not change any depository bank or arrangement or other banking relationship or procedure.

Section 6.04 Access to Account. Owner will have access to any and all funds in the accounts described in Section 6.01 and Section 6.02. No borrowing authority shall be permitted on any accounts established on behalf of Owner. All funds in such accounts shall be the exclusive property of Owner. No accounts maintained pursuant to this Agreement shall contain funds from any source other than the Property, and no such accounts shall be commingled with the funds of Manager or any other person.

ARTICLE VII
Payment of Expenses

Section 7.01 Costs Eligible for Payment from Operating Account. Subject to Article II (including Section 2.08(b) and Section 2.11), Section 7.02 and the Approved Annual Business Plan, and except as otherwise directed by Owner, the following expenses, to the extent incurred in accordance with this Agreement and the Approved Annual Business Plan, shall be paid by Manager directly from the Operating Account:

(a) Third-party debt service, payments due under any ground lease, real estate taxes, personal property taxes, betterment assessments and similar governmental charges properly due with respect to the Property;

(b) Costs of insurance maintained in accordance with Section 3.01;

(c) Costs to correct any violation of any Legal Requirements or Insurance Requirements;

(d) Actual costs of making all repairs, decorations and alterations and performing all maintenance and preventive maintenance with respect to the Property;

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(e) Cost of collection of delinquent rentals collected through a collection agency which has been approved by Owner;

(f) Reasonable legal fees and expenses of attorneys incurred in the ordinary course of business in collecting delinquent receivables;

(g) Cost of capital expenditures;

(h) Leasing commissions and consultant fees payable to third parties approved by Owner;

(i) Amounts due under Service Contracts and cost of utilities (other than costs for which any tenant is directly responsible to the utility company);

(j) Cost of advertising approved by Owner;

(k) Cost of printed forms and supplies required for use at the Property;

(l) Cost of printed checks for each account required by Owner;

(m) Cost of salary and wages (but not bonus payments, incentive compensation or other additional payments unless approved by Owner), payroll taxes, insurance, worker’s compensation and other benefits, but only to the extent that such costs relate to the period of such employees’ employment in connection with the Property;

(n) The Management Fee, the Construction Supervision Fee and the Leasing Fee; and

(o) Any other expenses included in the Approved Annual Business Plan.

Section 7.02 Non-Reimbursable Costs. Notwithstanding anything to the contrary in this Agreement, the following expenses or costs incurred by or on behalf of Manager in connection with the Property will be at the sole cost and expense of Manager and will not be reimbursed by Owner from the Operating Account or otherwise, and Manager will indemnify and hold harmless the Owner Related Entities from all liability for the same:

(a) Political or charitable contributions;

(b) Costs attributable to gross negligence, misconduct or fraud on the part of Manager, Manager’s associates or Manager’s employees or agents; penalties or loss of discount due to delay in payment of bills or invoices; overpayment or duplicate payment of invoices arising from either fraud or error; overpayment of labor costs arising from either fraud or error; and unauthorized use of facilities by Manager’s employees, contractors or agents;

(c) Training expenses except for on-site employees;

(d) Employment and employment agency fees except for on-site employees;

(e) Advertising expenses of Manager not directly related to the Property; and

(f) Dues of Manager or any of its employees in professional organizations or the cost of any of Manager’s employees participating in industry conventions, meetings or other functions.

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ARTICLE VIII
Insufficient Gross Income

Section 8.01 Priorities. Manager shall promptly notify Owner if at any time the gross income from the Property is or is expected to be insufficient to pay the bills, charges and liabilities which may be incurred with respect to the Property. In such event, unless Owner otherwise notifies Manager in writing, expenses will be paid out of the Operating Account in the following order of priority:

(a) First: third-party debt service payments, ground lease payments, real estate taxes, personal property taxes, betterment assessments and any other charges and liabilities which could become a lien against or result in a forfeiture of the Property;

(b) Second: insurance premiums due in connection with insurance maintained in accordance with Section 3.01;

(c) Third: all other bills and charges relating to the Property or the operation thereof, from any source, including the Management Fee, the Construction Supervision Fee, the Leasing Fee and any other fees due to Manager hereunder (if any), provided that if there are insufficient funds to pay all bills and charges, the Manager may prioritize which bills and charges are paid based on the Manager’s reasonable business judgment.

Section 8.02 Statement of Unpaid Items. Each month, after Manager has paid, to the extent of available gross income, all bills and charges based upon the ordered priorities set forth in Section 8.01, Manager will submit to Owner an accounts payable listing that sets forth all remaining unpaid bills and their due dates.

Section 8.03 Segregation of Accounts. If, pursuant to this Agreement, Manager will manage more than one property, Manager will segregate the income and expenses of each property so that, unless Owner directs Manager otherwise in writing, gross income from each property will be applied only to the bills and charges from such property.

Section 8.04 Cash Flow Forecasting. Manager will prepare a detailed cash flow analysis sufficient to provide Owner with a forecast of account deficits. Such forecasts will be updated monthly, or more frequently as dictated by field conditions or as directed by Owner.

Section 8.05 Manager Not Obligated to Fund. In no event shall Manager have any obligation to advance any of its own funds in connection with the performance of its obligations hereunder unless expressly so provided herein. Unless Owner otherwise agrees in writing, Owner shall not be responsible for any interest on funds advanced by Manager on Owner’s behalf.

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ARTICLE IX
Sale or Financing of the Property

Section 9.01 Cooperation with Broker. If Owner executes a listing agreement or other brokerage agreement with a broker (other than Manager) or an agreement directly with a principal for the sale or financing of the Property, or any other agreement relating to the transfer of ownership of the Property, Manager will cooperate with such broker or principal to the end that the respective activities of Manager and such broker or principal will be carried on without friction and without interference with tenants and occupants.

Section 9.02 No Sales/Brokerage Commissions. Manager hereby acknowledges and agrees that, unless it has been engaged by Owner pursuant to a separate written agreement signed by Owner, Manager has not been engaged hereunder to represent Owner in connection with any current or future sale, financing or other transfer of the Property and has no authority to represent Owner in connection therewith or right to any fee, commission or other form of compensation in connection with sales, financings, or other transfers, provided Manager, as part of its services hereunder, agrees to cooperate with Owner in consummating such activities as set forth in Section 9.01.

Section 9.03 Termination Upon Sale. Upon sixty (60) days’ notice from the Owner of; (i) the sale, lease or transfer of substantially all the assets of the Owner, or (ii) the sale, lease, transfer or exchange of substantially all of the assets of Owner and/or all or a majority of the membership interests in Owner, Owner shall have the right to terminate this Agreement without paying any termination fee.

ARTICLE X
Cooperation

Section 10.01 Cooperation. Should any claims, demands, suits or other legal proceedings be made or instituted by any person against or affecting Owner which arise out of any of the matters relating to this Agreement or otherwise, Manager shall notify Owner immediately upon becoming aware of same and Manager shall give Owner all pertinent information possessed by Manager and reasonable assistance in the defense or other disposition thereof.

ARTICLE XI
Compensation

Section 11.01 Compensation. Owner shall pay Manager, and Manager shall accept as full compensation for Manager’s service in managing the Property in accordance with this Agreement, the Management Fee. Manager will have no right to receive a Management Fee after the expiration or earlier termination of this Agreement except for fees earned through the termination date based on Rents received by or on behalf of Owner before such expiration or earlier termination. Final payment to Manager shall not be due until a Final Accounting as set forth in Section 12.04 is delivered in a form reasonably acceptable to Owner and Manager’s obligations under Section 12.05 are satisfied. The Management Fee for any partial month shall be prorated based upon the number of days in such month.

“Rents” for the purpose of the Management Fee computation will consist of all amounts actually received in cash for the prior calendar month for the benefit of Owner from rental of space in the Property or provision of services to tenants of the Property, including vending machine collections and other forms of miscellaneous income relating to the leasing of the Property, except that Rents shall not include:

(1) Security deposits (unless such deposits have been applied as rental income upon termination of a lease), utility deposits or other refundable sums;

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(2) Rents paid in advance (including additional rent payments such as real estate taxes and common area maintenance charges) until the month in which such payments are applied as rental;

(3) Payments for tenant improvement work or other amounts to reimburse Owner for additional repairs or improvements, whether or not paid for by tenants as rent;

(4) Payments received on account of the buy-out or termination of any lease, whether for unamortized tenant improvements, reimbursements or otherwise, advance rental payments, and litigation settlements;

(5) Any interest or investment income;

(6) Any proceeds from a financing, refinancing, sale, exchange or condemnation of all or any portion of the Property or any other real or personal property associated therewith;

(7) The proceeds of any insurance, including rental loss or business interruption insurance, and any other amounts paid to Owner on account of fire or other casualty;

(8) Capital contributions or loans made to Owner; and

(9) Any trade discounts and/or rebates received in connection with the operation and maintenance of the Property or purchase of personal property associated therewith.

Rents shall be adjusted from time to time to reflect any amounts received as income from tenants which are subsequently reimbursed or credited to tenants due to adjustments, and the Management Fee collected on account of such amounts shall be adjusted accordingly. Subject to Section 8.01, Manager will pay the Management Fee monthly in arrears from the Operating Account. The Management Fee for each month will be paid no earlier than the fifteenth (15th) day of such month. If sufficient funds are not available in the Operating Account with thirty (30) days of when the monthly Management Fee is due, Manager shall invoice Owner for payment.

Section 11.02 Construction Supervision Fee. To the extent that Manager is asked to supervise or oversee any capital improvement or tenant improvement project related to the Property, Owner shall pay to Manager a construction supervision fee (“Construction Supervision Fee”) equal to five percent (5%) of the hard costs of the specific capital improvement project or tenant improvement project. Unless Owner and Manager agree otherwise, the Construction Supervision Fee for each project shall be payable in equal monthly installments based on the schedule for construction of such construction project.

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Section 11.03 Leasing Fee. Owner shall pay Manager a leasing fee (“Leasing Fee”) as follows:

(a) For new leases and/or amendments and extensions with tenants whose gross rental rates start at $14.00/SF per year or higher, the total leasing fee shall be $1.25/SF per year of lease term to the extent no tenant broker is involved and $1.875/SF per year of lease term to the extent a tenant broker is involved. To the extent a tenant broker is involved, such broker shall be paid via separate agreement between it and the Manager.

(b) For new leases and/or amendments and extensions with tenants whose starting gross rental rates range from $10.00/SF per year to and including $13.99/SF, the total leasing fee shall be $1.00/SF per year of lease term to the extent no tenant broker is involved and $1.50/SF per year of lease term to the extent a tenant broker is involved. To the extent a tenant broker is involved, such broker shall be paid via separate agreement between it and the Manager.

(c) For new leases and/or amendments and extensions with tenants whose gross rental rates start at $9.99/SF per year or lower, the total leasing fee shall be $0.75/SF per year of lease term to the extent no tenant broker is involved and $1.125/SF per year of lease term to the extent a tenant broker is involved. To the extent a tenant broker is involved, such broker shall be paid via separate agreement between it and the Manager.

Section 11.04 Owner shall pay Manager an annual OpCo Asset Manager Fee of $25,000, payable in four equal installments at the end of each quarter in exchange for performing its obligations pursuant to, and in accordance with, the Operating Agreement.

ARTICLE XII
Events of Default; Remedies; Term

Section 12.01 Term. The term of this Agreement will be for a period of one (1) year, expiring on the day prior to the first (1st) anniversary of the Commencement Date, and will be renewed automatically for successive periods of one (1) year each, unless written notice of non-renewal is given by Owner to Manager, at least thirty (30) days prior to the end of the then existing term or by Manager to Owner, at least sixty (60) days prior to the end of the then existing term.

Section 12.02 Events of Default. The following shall constitute “Events of Default” under this Agreement on the part of the Owner or Manager as applicable:

(a) Default by Manager. If Manager defaults in or fails to perform, keep or fulfill any of the terms, covenants, duties, obligations or conditions of this Agreement, Owner shall give Manager written notice specifying such default and Manager shall have thirty (30) days after receipt of the notice to cure such default. If Manager reasonably requires more than thirty (30) days to cure due to the nature of such default, and commences and proceeds diligently to cure within the thirty (30) day period, then Manager shall be given such additional time as may be reasonably necessary to cure such default, but in any event, no more than ninety (90) days from the date of such notice from Owner. If Manager fails or refuses to commence to cure such default within such time period or fails to cure, Owner may terminate this Agreement by written notice given to Manager.

(b) Default by Owner. Manager may terminate this Agreement by written notice to Owner if (i) Manager does not receive the Management Fee, the Construction Supervision Fee, the Leasing Fee or any other material payment due Manager from Owner hereunder within thirty (30) days after Manager has made written demand thereof, or (ii) Owner defaults under any other material agreement related to the Property or contemplated under this Agreement, and any applicable notice and opportunity to cure have been given under such other agreement and no cure has occurred or Owner is not diligently proceeding to cure such default, provided however that Manager has by written notice informed the Owner of such default under those agreements.

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(c) Bankruptcy or Insolvency of Manager. Immediately upon receipt of notice by the Owner upon the filing by Manager in any court pursuant to any statute whether of the United States or of any state, of a petition in bankruptcy or insolvency, or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of Manager’s property, or if Manager makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Manager which is not discharged within sixty (60) days thereafter;

(d) Bankruptcy or Insolvency of Owner. Immediately upon receipt of notice by the Manager upon the filing by Owner in any court pursuant to any statute whether of the United States or of any state, of a petition in bankruptcy or insolvency, or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of Owner’s property, or if Owner makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Owner which is not discharged within sixty (60) days thereafter; and

(e) Other Events of Default. The occurrence of any other matter or event specified as an Event of Default under this Agreement.

Section 12.03 Remedies and Termination. Upon the occurrence of any Event of Default, the non-defaulting party shall have the right to (a) initiate litigation including, without limitation, proceedings for specific performance and damages, (b) terminate this Agreement by delivering written notice of termination to the defaulting party, (c) exercise any other available remedies available at law or in equity, all of which remedies shall be cumulative. Notwithstanding any provision of this Agreement to the contrary, neither party to this Agreement shall be liable for, or entitled to seek or receive special, punitive or consequential damages from the other party except in the case of fraud or willful misconduct by the other party and each party hereby waives its rights to any such special, punitive or consequential damages to the maximum extent permitted by law.

Section 12.04 Final Accounting. Upon termination of this Agreement, Manager will deliver to Owner the following with respect to the Property:

(a) A final accounting, reflecting the balance of income and expenses of the Property as of the date of termination or withdrawal, to be delivered within thirty (30) days after such termination;

(b) Any balance of any monies of Owner, prepaid rent or tenant security deposits, or both, held by Manager with respect to the Property, to be delivered immediately upon such termination; and

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(c) The Books and Records and all other records, contracts, leases, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents or computer disks or information which pertain in any way to the Property, to be delivered immediately upon such termination.

Section 12.05 Obligation to Vacate: Orderly Transition. Upon termination of this Agreement, Manager promptly will vacate any office space provided by Owner for the location of Manager’s personnel. Upon termination of this Agreement, Manager will cooperate in all respects in order to effect an orderly transition of the management functions to a new manager. Manager’s obligations under Section 12.04 and this Section 12.05 will survive termination of this Agreement.

ARTICLE XIII
Notices

Section 13.01 Notices.

(a) All notices given hereunder shall be in writing and shall be delivered either (i) personally or by messenger or courier service by hand, (ii) by nationally recognized overnight express delivery service (all charges prepaid) for next day delivery, (iii) by U.S. registered or certified mail, return receipt requested (all postage prepaid), or (iv) by email, addressed to Owner or Manager at Owner’s Notice Address or Manager’s Notice Address, respectively.

(b) Any notice or other communication sent or provided above shall be deemed given (i) on the date of delivery, if by hand or (ii) on the date sent, if sent by overnight express delivery service or U.S. registered or certified mail or (iii) upon transmission if sent by email, unless a notice of non-receipt is received by the sender. Such notice shall be deemed received on the date of receipt by the addressee or the date receipt would have been effectuated if delivery were not refused. Each party hereto may designate a new Notice Address by written notice to the other parties in accordance with this Section 13.01. The inability to deliver a notice because of a change of address of which proper notice was not given shall be deemed a refusal of such notice.

ARTICLE XIV
Miscellaneous

Section 14.01 Word Meanings. Words such as “herein,” “hereinafter,” “hereof” and “hereunder” when used in reference to this Agreement, refer to this Agreement as a whole and not merely to a subdivision in which such words appear, unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires. The word “including” shall not be restrictive and shall be interpreted as if followed by the words “without limitation”.

Section 14.02 Assignment.

(a) Assignment by Manager. Provided that the assignee is an Affiliate of Manager, Manager may, without the consent of Owner, freely assign this Agreement to any such assignee provided that any such assignee agrees to be bound by the terms and conditions of this Agreement and in such event Manager shall remain fully and primarily liable for the payment and performance of Manager’s obligations under this Agreement, jointly and severally with such assignee. Manager may also, without Owner’s consent, assign this Agreement to any successor or assignee of Manager incident to a public offering or that may result from any merger, consolidation or reorganization with, or any sale or assignment to, any corporation, individual, partnership, limited liability company or other entity which shall acquire (directly or indirectly) all or substantially all of Manager’s property management business, or any affiliate or successor thereof, provided that any such assignee agrees to be bound by the terms and conditions of this Agreement and the assignee (or its senior management) is experienced in the property management business; provided, however, if such assignee is not acceptable to Owner in its sole and absolute discretion, then at any time after such assignment Owner may terminate this Agreement upon the giving of thirty (30) days’ prior written notice. Manager shall also have the right to pledge or collaterally assign as security its interest in this Agreement to a lender to secure financing to Manager or any of its Affiliates, without the prior consent of Owner provided, however, if Manager defaults in such financing and/or such lender forecloses on Manager’s interest in this Agreement, then at any time thereafter Owner may terminate this Agreement upon the giving of thirty (30) days’ prior written notice. In all other events, Owner’s consent, in its sole and absolute discretion, to an assignment of this Agreement shall be required.

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(b) Assignment by Owner. Owner shall have the right to assign this Agreement to any Affiliate of Owner. Owner shall also have the right to assign this Agreement to a successor owner, lessee, or transferee of the Property who expressly assumes Owner’s obligations under this Agreement from and after the effective date of the assignment; provided, however, if such assignee is not acceptable to Manager in its sole and absolute discretion, then Manager may terminate this Agreement upon the giving of thirty (30) days’ prior written notice. In the event of any such assignments by Owner, Owner shall be released from all obligations accruing under this Agreement after the effective date of the assignment as long as the assignee assumes in writing all of Owner’s obligations under this Agreement arising from and after the effective date of the assignment.

Section 14.03 Binding Provisions. Subject to Section 14.02, the covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, legal representatives, successors and assigns of the respective parties hereto.

Section 14.04 Applicable Law. The interpretation, construction and enforceability of this Agreement shall be governed in all respects by the laws of the state in which the Property is located without regard to any choice of law principles. Any legal proceedings arising out of any of the transactions or obligations contemplated by this Agreement may be brought in the state courts of Massachusetts or the United States District Court for the District of Massachusetts. The parties hereto irrevocably and unconditionally: (a) submit to the jurisdiction of such courts and agree to take any and all future action necessary to submit to such jurisdiction; (b) waive any objection which they may now or hereafter have to the venue of any suit, action or proceeding brought in such courts; and (c) waive any claim that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION AGAINST THE OTHER PARTY ON ANY MATTER ARISING OUT OF THIS AGREEMENT.

Section 14.05 Separability of Provisions. The parties hereto intend and believe that each provision in this Agreement comports with all applicable local, state and federal laws and judicial decisions. If any provision in this Agreement is, however, found by a court of law to be in violation of any applicable local, state, or federal law, statute, ordinance, administrative or judicial decision, or public policy, or if in any other respect such a court declares any such provision to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that, consistent with and with a view towards preserving the economic and legal arrangements among the parties hereto as expressed in this Agreement, such provision shall be given force and effect to the fullest possible extent, and that the remainder of this Agreement shall be construed as if such illegal, invalid, unlawful, void, or unenforceable provision were not contained herein, and that the rights, obligations, and interests of the parties under the remainder of this Agreement shall continue in full force and effect. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

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Section 14.06 Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text.

Section 14.07 Further Assurances. Manager and Owner shall execute and deliver such further instruments and do such further acts and things as may reasonably be required to carry out the intent and purposes of this Agreement.

Section 14.08 Entire Agreement. This Agreement and the Schedules and Exhibits attached hereto constitute the entire agreement between the parties hereto with respect to the transactions contemplated herein, and supersede all prior understandings or agreements between the parties. All Exhibits and Schedules are incorporated herein by reference and constitute a part of this Agreement.

Section 14.09 Waiver. The failure by any party hereto to insist upon or to enforce any of its rights shall not constitute a waiver thereof, and nothing shall constitute a waiver of such party’s right to insist upon strict compliance with the provisions hereof. No delay in exercising any right, power or remedy created hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or remedy by any such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No waiver by any party hereto to any breach of or default in any term or condition of this Agreement shall constitute a waiver of or assent to any succeeding breach of or default in the same or any other term or condition hereof. Each party hereto may waive the benefit of any provision or condition for its benefit contained in this Agreement, but only if such waiver is evidenced by a writing signed by such party.

Section 14.10 Agreement in Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be considered an original and all shall constitute one and the same Agreement, binding upon all of the parties hereto, notwithstanding that all of the parties may not be signatories to the same counterpart. This Agreement may be executed and delivered by facsimile and/or other electronic means (including without limitation PDF), and any counterpart so executed and/or delivered shall be deemed to be an original for all purposes.

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Section 14.11 Attorneys’ Fees. In the event of a judicial or administrative proceeding or action by one party against the other party with respect to the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable costs and expenses including, without limitation, reasonable attorneys’ fees and expenses, whether at the investigative, pretrial, trial or appellate level, and whether in any arbitration or bankruptcy proceeding. The prevailing party shall be determined based upon an assessment of which party’s major arguments or positions prevailed.

Section 14.12 Time Periods. In the event the time for performance of any obligation hereunder expires on a day other than a Business Day, the time for performance shall be extended to the next day which is a Business Day.

Section 14.13 Modification of Agreement. No modification of this Agreement shall be deemed effective unless in writing and signed by all of the parties hereto.

Section 14.14 Time of the Essence. Time is of the essence of this Agreement.

Section 14.15 Construction of Agreement. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties. No provision of this Agreement shall run to the benefit of or be enforceable by any party other than the parties hereto and their permitted successors or assigns.

Section 14.16 Consent and Approvals. Owner’s consents or approvals may be given only in writing and only by representatives of Owner from time to time designated in writing by Owner.

Section 14.17 Use of Owner’s Name Prohibited. Without Owner’s prior approval, which Owner may withhold in its absolute discretion, Manager will not use the name of Owner or any Owner Related Entity, or any derivation thereof, in any manner whatsoever.

Section 14.18 Exculpation. Manager, and all persons claiming by, through or under Manager, shall look solely to Owner’s interest in the Property for the satisfaction of any claim now existing or hereafter arising or accruing against the Owner, and in no event shall (a) Owner be liable for any deficiency or (b) any other Owner Related Entity ever have any liability hereunder.

Section 14.19 Confidentiality. Manager and its employees and agents agree to keep all information related to the Property and Owner confidential, except to the extent necessary to carry out Manager’s obligations under this Agreement or as may be required by law.

Section 14.20 No Joint Venture. Nothing in this Agreement or in the performance of any obligations hereunder shall be deemed to create any partnership, joint venture or similar relationship between Owner and Manager.

Section 14.21 Condemnation. If the whole of the Property shall be taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose (collectively, a “Taking”), or if such a portion thereof shall be taken or condemned as to make it imprudent or unreasonable, in Owner’s opinion, to use the remaining portion as a Property of the type and class immediately preceding such Taking, or if, in Owner’s opinion, the Taking award is not sufficient to repair any damage to the Property, or any part thereof, or to alter or modify the Property, or any part thereof, so as to render the Property a complete and satisfactory architectural unit as a Property which can be profitably operated as otherwise required by this Agreement, then in any of such events, Owner shall have the right to terminate this Agreement effective as of the date Manager is deprived of possession of the Property or such portion thereof as a result of such Taking by notice given to Manager within sixty (60) days after the date Manager is deprived of possession as aforesaid. Any condemnation award or similar compensation in connection with a Taking shall be the property of Owner; provided, however, Manager, with the full cooperation of the Owner, shall have the right to file a claim with the appropriate authorities for loss of the Management Fee, the Construction Supervision Fee and the Leasing Fee income for the remainder of the Term and any extension thereof because of the condemnation or taking provided the same shall not reduce Owner’s recovery under its condemnation claim.

Section 14.22 Casualty. If the whole or part of the Property shall be destroyed or damaged by fire or other casualty, Owner shall solely determine whether or not to repair, restore or replace any damage to, or destruction of, the Property from fire or casualty within ninety (90) days after the occurrence or within thirty (30) days after the insurer notifies Owner of the amount of insurance proceeds payable with respect to such occurrence, if later. If Owner undertakes such work (or causes such work to be undertaken), Owner shall pursue the same diligently to completion (or cause the same to be pursued diligently to completion). If Owner undertakes the restoration of the Property, Owner, solely to the extent proceeds of business interruption or similar coverage are paid by the insurance carrier, shall pay the Management Fee, the Construction Supervision Fee and the Leasing Fee for each month during restoration that the Property is not open for business. If Owner does not undertake such work (or cause such work to be undertaken) and if Owner consequently does not reopen the Property within twelve (12) months within the date of the occurrence of the fire or other casualty loss, this Agreement shall terminate as of the earlier of the date of closing or as of such ninetieth day (or thirtieth day after notification by the insurer, if later) as the case may be.

[Remainder of page intentionally left blank]

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Executed as an instrument under seal as of the day and year first written above.

Owner:

One Chestnut Realty LLC,
a New Hampshire limited liability company

By:	/s/ Michael K. Manzo
Name:	Michael K. Manzo
Title:	Authorized Signatory

Manager:

Manzo Freeman Development, LLC,
a Massachusetts limited liability company

By:	/s/ Michael K. Manzo
Name:	Michael K. Manzo
Title:	Authorized Signatory

[Signature page to Property Management Agreement]

PART 3

MANAGER AS LEASING AGENT

Owner and Manager further agree as follows, with the terms of this Part 3 being deemed to supersede any inconsistent terms contained in Part 2:

1. Owner hereby retains Manager as Owner’s exclusive leasing agent in connection with the Property.

2. Manager shall appoint qualified individuals to oversee Manager’s leasing services hereunder (the “Leasing Agents”).

3. In addition to its duties under Part 2 of this Agreement, Manager shall use its commercially reasonable efforts to lease space at the Property to tenants in accordance with the Approved Annual Business Plan. Manager shall perform its leasing responsibilities hereunder in accordance with the standards and practices of prudent and qualified leasing agents that act as leasing agents for properties similar to the Property on behalf of comparable owners of real estate. Without limiting the generality of the foregoing, Manager’s responsibilities as leasing agent shall include the following: (a) Manager shall, at Owner’s expense, conduct such advertising, marketing and promotion of the Property as is necessary for the successful leasing of the Property; (b) Manager shall diligently investigate and pursue all prospective tenants and shall conduct such canvassing and other solicitations as are necessary in connection with the leasing of the Property; (c) Manager shall participate, at the direction of Owner, in lease negotiations; and (d) Manager shall investigate the creditworthiness and desirability of all proposed tenants and shall prepare a lease and tenant credit analysis for each proposed lease.

4. Manager shall cooperate in good faith with outside real estate brokers and leasing agents and shall encourage their participation in the leasing of space at the Property.

5. Other than the Management Fee and the Lease Fee, the Manager shall not receive any compensation for its leasing services.

6. If Owner is contacted directly by any prospective tenant of the Property, Owner shall refer such tenant to Manager.

[Next page is the signature page]

Executed as an instrument under seal as of the day and year first written above.

Owner:

One Chestnut Realty LLC,
a New Hampshire limited liability company

By:	/s/ Michael K. Manzo
Name:	Michael K. Manzo
Title:	Authorized Signatory

Manager:

Manzo Freeman Development, LLC,
a Massachusetts limited liability company

By:	/s/ Michael K. Manzo
Name:	Michael K. Manzo
Title:	Authorized Signatory

Exhibit A

REPORTING PACKAGE

Description		Frequency
1.	Quarterly Overview. A high-level summary outlining all the developments at the property over the past quarter.	Quarterly
2.

Occupancy/Leasing Overview. Overview of current occupancy, leasing activity, concessions, etc. What steps are being taken to maximize occupancy.

- Renewal rates

- Leasing traffic/conversions

- Primary lease traffic sources

- What premiums renovated units are achieving compared to proforma

Quarterly
3.	Distributions. Discuss current quarter distributions, or if suspended, why?	Quarterly
4.	Renovations and Business Plan. What progress has been made on the business plan or renovations? Summary of all exterior capex work completed and how it compares to budget. For interiors, what is the average cost to renovate each unit, and how does it compare to proforma? How to rental premiums compare to proforma?	Quarterly
5.	Variance Analysis. Compare current quarter financials to proforma/budget with variance explanations	Quarterly
6.	Photos. Any photos documenting capex work, renovations, etc.	Quarterly
7.	Market Updates / Analysis. Any relevant information about the state of the market/submarket, as it pertains to our asset and our outlook.	Quarterly
8.	Other Documents
	- Income Statement (Current quarter and T12) - Balance Sheet - Rent Roll - Cash Flow Statement - Trial Balance/General Ledger - Bank Statements and Reconciliations	Each provided Monthly and Quarterly